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                                 EXHIBIT 99.8

  Deferred Income Agreement dated December 17, 1984 with Edward Hilbert, Jr.






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                          DEFERRED INCOME AGREEMENT

     This DEFERRED INCOME AGREEMENT is made and entered into by and between Printpack, Inc., a Georgia corporation ("Printpack"), and the Employee indicated on Schedule A attached hereto and made a part hereof (said Employee and said Schedule hereafter referred to, respectively, as "Employee" and "Schedule A").


                             W I T N E S S E T H

     WHEREAS, to induce Employee to continue his employment with Printpack by providing future financial security for Employee and his family, Printpack elects to include Employee in its employee-benefit plan referred to as the "Printpack Deferred Income Plan."

     WHEREAS, Printpack and the Employee wish to facilitate Employee's retirement at age 60.

     NOW THEREFORE, in consideration of the convenants and conditions hereafter set forth, Printpack and Employee agree as follows:

     1. PAYMENT OF DEFERRED INCOME. In consideration of Employee's employment, Printpack shall, subject to the following provisions of this Agreement, make payments (as described below) in the event Employee shall::

     (a) attain age sixty (60) years;

     (b) die; or

     (c) become disabled.

     2. ADDITIONAL COMPENSATION. In addition to any compensation paid to, or benefits provided for Employee, Employee shall receive the deferred benefits provided for under this Agreement. Nothing in this Agreement shall be construed as limiting, varying or reducing any provision or benefit to Employee, Employee's

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beneficiaries or estate pursuant to any Employment Agreement, Retirement Plan
(including any qualified Profit Sharing Plan), any health, disability or life insurance policies or any other agreement between Printpack and Employee.

     3. DEFERRAL OF CQMPENSATION. Printpack shall defer from the compensation otherwise payable to Employee, as a result of Employee's employment with Printpack, the amounts specified in Schedule A for the years specified in Schedule A.

     4. BENEFITS AT AGE 60. Commencing with the date Employee shall attain the age of sixty (60) years, Printpack shall pay to Employee the annual amount indicated on Part A of Schedule A for fifteen (15) years. Each annual amount shall be paid by Printpack in convenient installments, at least semi-annually.

     5. DEATH. Anything in Paragraph 2 of this Agreement to the contrary notwithstanding, in the event of Employee's death, Printpack shall make only the following payments:

             (a) DEATH BEFORE 60. If employee shall die prior to attaining the age of sixty (60) years, Printpack shall pay the annual amount indicated on Part B of Schedule A for fifteen (15) years, commencing with the year of Employee's death, to the beneficiary designated in Part C of Schedule A. Each annual amount shall be paid by Printpack in convenient installments at least semi-annually.

             (b) DEATH AFTER 60. If employee shall die after attaining the age of sixty (60) years, Printpack shall continue to pay any portion of the benefits referred to in Paragraph 4 of the Agreement unpaid at Employee's death (on the terms and conditions of said Paragraph) to the beneficiary designated in Part C of Schedule A.

     6. DISABILITY. Anything in Paragraph 2 of this Agreement to the contrary notwithstanding, in the event of Employee's disability, Printpack shall pay to Employee the

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annual amount indicated on Part C of Schedule A for fifteen (15) years.
Disability means a physical or mental condition which, in Printpack's judgment, based on medical reports or other evidence Printpack deems satisfactory, totally and permanently prevents Employee from satisfactorily performing his usual duties for Printpack or the duties of such other position or job which Printpack or any other firm makes available to him and for which Employee is qualified by reason of his training, education or experience.

     7. TERMINATION OF EMPLOYMENT. In the event Employee's employment by Printpack shall terminate (other than by reason of Employee's death, disability or attainment of the age of sixty [60] years), Printpack must pay to Employee or Employee's beneficiary or estate the total balance of all previous deferred compensation, without interest. Such amounts shall be paid at Printpack's sole discretion either in a lump sum or in five equal annual installments.

     8. ACTIVITY HARMFUL TO THE BEST INTEREST OF PRINTPACK. Anything in this Agreement to the contrary notwithstanding, no payment of any then unpaid installment of deferred income or benefit shall be made, and all rights under the Agreement of the Employee or Employee's beneficiary or estate shall be forfeited if either of the following events occurs:

             (a) The Employee shall engage in any activity or conduct which in Printpack's opinion (determined in the sole discretion of Printpack's Board of Directors) is harmful to Printpack's best interests;

             (b) After the Employee ceases to be employed by Printpack he shall fail or refuse to provide advice and counsel to Printpack when reasonably requested to do so.

Provided, however, that Employee or Employee's beneficiary or estate shall be paid the total balance of all previous amounts of deferred compensation, without interest. Such

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amounts shall be paid at Printpack's discretion either in a lump sum or in five equal annual installments.

     9. RIGHTS OF EMPLOYEE AND TITLE. The payments to be made by Printpack under this Agreement are unsecured obligations of Printpack only, and Employee is only a general creditor of Printpack in respect of them. Title to, and beneficial ownership of, any asset, whether cash or investments which Printpack may acquire or earmark to satisfy its obligations to Employee under this Agreement, shall at all times remain with Printpack and neither the Employee nor his designated beneficiary nor any other person shall have any property interest whatsoever in any specific assets of Printpack. Nothing contained in this Agreement, and no action taken pursuant to the provisions of this Agreement, shall create or be construed to create a trust of any kind, or a fiduciary relationship between Printpack and Employee, his designated beneficiary, or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of Printpack and no person other than Printpack shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from Printpack under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Printpack.

     10. DESIGNATION OF BENEFICIARIES. Any beneficiary designated on Schedule A may be revoked or changed at any time and from time to time by Employee. Any such revocation or change shall be in writing signed by Employee and shall become effective only when approved by Printpack. If Employee shall not designate a beneficiary to which payments are to be made after the death of Employee, or if any designated beneficiary for payments does not survive Employee, payments by Printpacksubsequent to the death of Employee or, as the case may be, the death of such designated beneficiary shall be made as provided in this Agreement to the designated successor beneficiary or, if


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none, to Employee's estate.  If a designated beneficiary survives Employee but dies prior to the completion of the payments contemplated to be made to that designated beneficiary by Printpack in this Agreement, the unpaid portion of those payments at the death of the designated beneficiary shall be paid by Printpack as provided in this Agreement to the designated successor beneficiary or, if none, to the designated beneficiary's estate.

     11. PAYMENTS TO INCOMPETENTS. If Printpack shall determine that any person to whom any payment is to be made pursuant to this Agreement is unable to care for his affairs because of illness, incapacity, or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly-appointed guardian, committee or other legal representative of such person) may be paid by Printpack to the spouse, a child, a parent, or a brother or sister, of such person, or to any person deemed by Printpack to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as Printpack may determine. Any such payment shall be a complete discharge of the liabilities of Printpack under this Agreement.

     12. CONTINUING EMPLOYMENT. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of Printpack in any capacity. Nor shall this Agreement or anything contained in this Agreement be deemed to constitute an Employment Agreement between Printpack and Employee. Nor shall any provision of this Agreement restrict Printpack's right to discharge Employee or restrict Employee's right to terminate his employment.

     13. BENEFITS. No benefits payable under this Agreement shall be deemed salary or other compensation to Employee for the purpose of computing benefits to which he may be entitled under any group life insurance, long-term disability insurance, profit-sharing or pension plan or other arrangement of Printpack for the benefit of its employees. To the extent required by law at the time payment of benefits is made, Printpack shall withhold any taxes required to be withheld by the federal or any state or local government

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from payments to be made under this Agreement.  Employee has been advised to consult his tax adviser concerning the income and estate tax consequences of the payments provided for herein, and Printpack makes no representations or warranties concerning such consequences.

     14. IRREVOCABILITY AND BINDING EFFECT. This Agreement shall be irrevocable. This Agreement shall be binding upon, and inure to the benefit of, Printpack and its successors and assigns, and Employee and his heirs, executors., administrators., beneficiaries, and legal representatives.

     15. CONSTRUCTION. Printpack shall have full power and authority to interpret, construe and administer this Agreement and Printpack's interpretations and construction of this Agreement, and actions under this Agreement, shall be binding and conclusive on all persons for all purposes. No officer, employee or director of Printpack shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to such person's own willful misconduct or lack of good faith.

     16. OFFSET. If at the time payments or installments of payments are due under this Agreement, Employee or Employee's beneficiary or estate is indebted or obligated to Printpack, then remaining payments to Employee or Employee's beneficiary or estate may at Printpack's discretion be reduced by the amount of such indebtedness or obligation. Provided, however, that Printpack's election not to reduce any such payments shall not constitute a waiver of its claim for any such indebtedness or obligation.

     17. NO ASSIGNMENT. The rights of the Employee (or any other persons) to the payment of benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

     18. EMPLOYEE COOPERATION. Employee will cooperate with Printpack by furnishing any and all information requested by Printpack, taking such physical

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examinations as Printpack may deem necessary and taking such other actions as
Printpack may request. If Employee refuses to cooperate in this regard, Printpack shall have no further obligation to Employee under this Agreement.
In the event of Employee's suicide during the first two years of this Agreement or if Employee makes any material misstatement of information or nondisclosure of medical history, then and in that event, at Printpack's sole discretion no benefits shall be payable to Employee or to Employee's beneficiary or estate under this Agreement.

     19. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed pursuant to the law of, the State of Georgia.

     IN WITNESS WHEREOF, Printpack has caused this Agreement to be executed by its duly-authorized officers and Employee has set his hand and seal as of this 17th day of December, 1984.

                                 PRINTPACK, INC.




                                 By:     /s/ R. Michael Hembree
                                         --------------------------
                                         R. Michael Hembree

                                 Title:  Vice President - Finance


                                         /s/ Edward J. Hilbert, Jr.
                                         --------------------------
                                         Edward J. Hilbert, Jr.
                                         Employee


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                           DEFERRED INCOME AGREEMENT
                                  SCHEDULE A


   EMPLOYEE:                      Edward J. Hilbert, Jr.
                                  Post Office Box 724892
                                  Atlanta, Georgia 30339

   Annual amount of compensation to be deferred                    $10,000
                                                                   ---------

   Number of years compensation is to be deferred                  Eight (8)
                                                                   ---------

   PART A:                  Annual Benefit Upon Attaining Age 60:  $40,000
                                                                   ---------

   PART B:                  Annual Benefit if Death Occurs Before
                               Attaining Age 60:                   $40,000
                                                                   ---------

   PART C:                  Annual Benefit if Disability Occurs
                               Before Attaining Age 60:            $40,000
                                                                   ---------

   PART D:                  Beneficiary of Benefits and Relationship:

                            Primary:     Name:  Estate of E. J. Hilbert, Jr.
                                                ----------------------------
                                         Relationship:
                                                      ----------------------
                                         Address:
                                                 ---------------------------

                            Secondary:   Name:
                                              ------------------------------
                                         Relationship:
                                                      ----------------------
                                         Address:
                                                 ---------------------------

Approved as of December 17, 1984

By:  PRINTPACK, INC.

     By: /s/ R. Michael Hembree
         ---------------------------

     Title: Vice President - Finance
            ------------------------

By:  /s/ Edward J. Hilbert, Jr.
     -------------------------------
     Employee

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